Exhibit 99.1

FOR IMMEDIATE RELEASE

Agilysys, Inc. Reports Fiscal 2004 Second-Quarter Results

•	Sales Show Strong Increase of 12.3 Percent Over Last Year and 5 Percent Sequentially

•	Fiscal 2004 Earnings Guidance Increased to $0.16 — $0.20 Per Share

CLEVELAND – October 30, 2003 – Agilysys, Inc. (Nasdaq: AGYS), formerly Pioneer-Standard Electronics, Inc., today announced fiscal 2004 second-quarter sales of $293 million, an increase of 12.3 percent compared with second-quarter sales of $261 million last year. For the quarter ended September 30, 2003, the Company reported a net loss of $3.4 million, or $0.12 per share, compared with net income of $642,000, or $0.02 per share, last year. Included in the fiscal 2004 second-quarter results is a loss from discontinued operations of $333,000 net of tax, or $0.01 per share, related to activities associated with the divestiture of the Company’s electronic components distribution business. In last year’s second quarter, the Company reported income from the same discontinued operations of $2.7 million net of tax, or $0.10 per share.

The 2004 second-quarter loss from continuing operations of $3.0 million, or $0.11 per share, includes charges for retirement of debt, restructuring, and a gain on the sale of an investment. The loss on retirement of debt of $3.4 million ($2.0 million net of tax, or $0.07 per share) relates to the previously announced purchase of an additional $28.5 million of the Company’s 9.5 percent Senior Notes. The restructuring charges of $731,000 ($471,000 net of tax, or $0.02 per share) relate to facilities and other costs associated with the Company’s fiscal 2003 reorganization. In addition, the Company sold its interest in Eurodis Electron PLC during the second quarter and recorded a gain of approximately $900,000, or $0.02 per share on the transaction. On a comparable basis, excluding these items, the loss from continuing operations would have been $0.04 per share, compared with a loss of $0.08 per share last year.

“Typically our second-quarter sales are down from the first quarter, due to the seasonal nature of the business,” said Arthur Rhein, chairman, president, and chief executive officer. “With that in mind, we are very pleased with the strong sales growth of nearly 5 percent over last quarter and 12 percent over last year. This quarter’s performance, coupled with the recent name change and the Kyrus acquisition, demonstrates the aggressive strides we are taking in repositioning the Company as we pursue our plans to grow in the enterprise computer solutions market.”

Six Month Results

For the six months ended September 30, 2003, sales were $572.3 million, a 7.2 percent increase from sales of $533.9 million reported for the same period last year. The Company recorded a net loss for the six months of $4.8 million, or $0.17 per share, compared with a loss of $33.3 million, or $1.22 per share last year. In last year’s first half, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective April 1, 2003. As a result of this new rule, Agilysys recorded an impairment charge in the first quarter of $34.8 million net of tax, or $1.28 per share, which was recorded as a cumulative effect of change in accounting principle.

Acquisition of Kyrus Corporation

Effective September 30, 2003, Agilysys, Inc. acquired Kyrus Corporation, a privately held provider of retail solutions and services, headquartered in Greenville, South Carolina. The purchase price of $28.7 million, including assumption of debt, was funded by cash. Agilysys is now the largest provider of IBM retail store solutions, offering hardware and software products that ensure continuous retail operations, as well as an extensive professional services organization with technology consulting, software customization, staging, implementation, hardware and software maintenance, and 24/7 support service capabilities. Agilysys assumed and retired all of Kyrus’ existing debt of $18.4 million.

Integration of Kyrus’ operations into Agilysys is being executed swiftly. Since the close of the transaction, Kyrus’ inventory has been transferred to Agilysys’ warehouses and all products are now being shipped and billed by Agilysys’ facilities. The supply chain and financial processes have been transitioned to Agilysys’ systems. Headcount overlap is being eliminated and redundant Kyrus facilities will be closed. The integration is expected to be complete by the end of calendar year 2003.

Business Outlook

For the fiscal 2004 third quarter ending December 31, 2003 the Company expects sales to increase 45 percent to 50 percent over the fiscal 2004 second-quarter sales of $293 million.

Based on Kyrus’ anticipated annual sales of $130 million, combined with synergies between the two organizations, the acquisition is expected to be accretive to fiscal 2004 earnings per share. Management currently anticipates that Kyrus will add incremental sales of $65 million to $75 million to the balance of fiscal 2004. The acquisition is anticipated to add between $0.05 and $0.07 per share to net income for the fiscal third quarter, and break even in Agilysys’ fiscal fourth quarter, thus reflecting the seasonal nature of its business.

Management currently estimates that sales for fiscal year 2004, including Kyrus operations, will increase between 15 percent and 20 percent compared with sales for fiscal 2003 of $1.2 billion. Gross margins are now expected to be between 12 percent and 12.5 percent of sales for the full year. Operating expenses are anticipated to be between 10 percent and 10.5 percent of sales for fiscal 2004. With the acquisition of Kyrus, the Company’s fiscal 2004 earnings guidance is being updated to $0.16 to $0.20 per share, compared with the Company’s previous guidance of $0.11 to $0.16 per share, issued on July 24, 2003, prior to the Kyrus acquisition.

Conference Call Information

A conference call to discuss quarterly results is scheduled for 10 a.m. ET on Thursday, October 30, 2003. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the Company’s Web site: www.agilysys.com.

A taped replay of the conference call will be available at noon ET on Thursday, October 30, 2003, through midnight ET on Friday, November 7, 2003, accessible by dialing 1-877-344-7529 or 1-412-858-1440 (account #920 for conference call #329599).

Forward-Looking Language

Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties and are subject to important factors that could cause Agilysys’ actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys’ subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys’ anticipated revenue gains, margin improvements, cost savings, and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys’ competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate the Kyrus acquisition, as well as other acquisitions, strategic alliances, and joint ventures.

Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys’ actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

About Agilysys, Inc.

Agilysys, Inc. is one of the foremost distributors and premier resellers of enterprise computer solutions from HP, IBM, and Oracle, as well as other leading manufacturers. Agilysys has a proven track record of delivering complex servers, software, storage, and services to resellers and corporate customers across a diverse set of industries. Headquartered in Cleveland, Ohio, Agilysys has sales offices throughout the U.S. and Canada. For more information about Agilysys, visit the Company’s website at www.agilysys.com.

For more information contact:	Martin Ellis
Executive Vice President, Corporate Development
Agilysys, Inc.
440-720-8682

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AGILYSYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30		September 30

(Dollars In Thousands, Except Per Share Data)	2003	2002	2003	2002

Net Sales	$292,683	$260,663	$572,276	$533,854
Cost of Goods Sold	257,969	225,682	502,635	464,088

Gross margin	34,714	34,981	69,641	69,766
Selling, general and administrative expenses	31,648	33,574	63,319	66,067
Restructuring charges	731	—	1,194	—

Operating Income	2,335	1,407	5,128	3,699
Other (Income) Expense
Other income, net	(603)	(33)	(550)	(59)
Interest expense, net	2,415	1,967	4,853	4,153
Loss on retirement of debt	3,365	—	2,631	—

Income (Loss) Before Income Taxes	(2,842)	(527)	(1,806)	(395)
Provision (benefit) for income taxes	(1,133)	(35)	(719)	—
Distributions on mandatorily redeemable convertible trust preferred securities, net of tax	1,337	1,562	2,667	3,126

Income (Loss) from Continuing Operations	(3,046)	(2,054)	(3,754)	(3,521)
Income (Loss) from Discontinued Operations, net of tax	(333)	2,696	(1,082)	4,993

Income (Loss) Before Cumulative Effect of Change in Accounting Principle	$(3,379)	$642	$(4,836)	$1,472
Cumulative Effect of Change in Accounting Principle, net of tax	—	—	—	(34,795)

Net Income (Loss)	$(3,379)	$642	$(4,836)	$(33,323)

Per Share Data:
Basic and Diluted:
Income (Loss) from Continuing Operations	$(0.11)	$(0.08)	$(0.13)	$(0.12)
Income (Loss) from Discontinued Operations	(0.01)	0.10	(0.04)	0.18

Income (Loss) Before Cumulative Effect of Change in Accounting Principle	$(0.12)	$0.02	$(0.17)	$0.06
Cumulative Effect of Change in Accounting Principle	—	—	—	(1.28)

Net Income (Loss)	$(0.12)	$0.02	$(0.17)	$(1.22)

Dividends Per Share	$.03	$.03	$.06	$.06
Weighted Average Shares Outstanding:
Basic and Diluted (A)	27,440,618	27,291,483	27,745,375	26,260,363

(A)	No variance in weighted average shares outstanding due to the anti-dilutive effect on earnings per share.

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AGILYSYS, INC.
CONDENSED BALANCE SHEETS
(Dollars in thousands)
(Amounts at September 30, 2003 are Unaudited)

	September 30	March 31
(Dollars In Thousands, Except Share Data)	2003	2003

Assets
Current Assets
Cash and cash equivalents	$216,123	$318,543
Accounts receivable, net	238,452	170,708
Inventories, net	54,987	48,285
Prepaid expenses	1,820	737
Deferred income tax	6,598	6,244
Assets of discontinued operations	24,415	43,367

Total current assets	542,395	587,884
Goodwill and Other Assets	178,011	147,762
Property & Equipment, net	36,394	38,237

Total Assets	$756,800	$773,883

Liabilities & Shareholders’ Equity

Current Liabilities
Accounts payable	$175,115	$139,185
Other	26,121	24,118
Liabilities of discontinued operations	8,332	20,910

Total current liabilities	209,568	184,213
Long-Term Debt	102,686	130,995
Other Long-Term Liabilities	23,343	16,450
Mandatorily Redeemable Convertible Trust Preferred Securities	125,425	143,675
Shareholders’ Equity	295,778	298,550

Total Liabilities and Shareholders’ Equity	$756,800	$773,883

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